SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)1

                              Talarian Corporation
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                                (Name of Issuer)

                          Common Stock, $.001 par value
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                         (Title of Class of Securities)

                                   874090 10 3
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                                 (CUSIP Number)

                                December 31, 2001
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              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this
Schedule is Filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)



          --------

          1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 874090 10 3                                          Page 2 of 4 Pages


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1)   Name of Reporting Person                Lawrence, Tyrrell,
     I.R.S. Identification                   Ortale & Smith II,
     No. of Above Person                               L.P.
     (Entities Only)
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2)   Check the Appropriate Box                  (a) [   ]
     if a Member of a Group                     (b) [   ]
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship or Place                             Delaware
     of Organization
--------------------------------------------------------------------------------
Number of                           5)   Sole Voting  2,138,227 shares of
Shares Beneficially                      Power        Common Stock
Owned by Each
Reporting Person                    --------------------------------------------
With:                               6)   Shared Voting
                                         Power                -0-
                                    --------------------------------------------
                                    7)   Sole Disposi- 2,138,227 shares of
                                         tive Power    Common Stock
                                    --------------------------------------------
                                    8)   Shared Dis-
                                         positive Power       -0-
                                    --------------------------------------------

9)   Aggregate Amount Beneficially                   2,138,227 shares of
     Owned by Each Reporting Person                  Common Stock
--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
--------------------------------------------------------------------------------
11)   Percent of Class
      Represented by                                 11.1%
      Amount in Row (9)
--------------------------------------------------------------------------------
12)   Type of Reporting
      Person                                                  PN

CUSIP No. 874090 10 3                                          Page 3 of 4 Pages


                         Amendment No. 1 to Schedule 13G
                         -------------------------------

          Reference is hereby made to the statement on Schedule 13G originally filed with the Securities and Exchange Commission on February 6, 2001 (the "Schedule 13G"). Terms defined in the Schedule 13G are used herein as so defined.

          The following Items of the Schedule 13G are hereby amended and restated as follows:

Item 4 -         Ownership.

                 (a)  Amount Beneficially Owned:

                 2,138,227 shares of Common Stock

                 (b)  Percent of Class:

                 11.1%

                 (c)  Number of shares as to which such person has:

                 (i)  sole power to vote or to direct the vote:
                      2,138,227 shares of Common Stock

                 (ii) shared power to vote or to direct the vote:  -0-

                 (iii) sole power to dispose or to direct the disposition of:

                 2,138,227 shares of Common Stock

                 (iv) shared power to dispose or to direct the disposition of: -0-

CUSIP No. 874090 10 3                                          Page 4 of 4 Pages

Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      LAWRENCE, TYRRELL, ORTALE & SMITH II, L.P.
                                      By: LTOS II Partners, General Partner


                                      By /s/ Brian Horey
                                        ----------------------------------------
                                          General Partner



Date: January 23, 2002